Exhibit 99.1

Two Bethesda Metro Center
14th Floor
Bethesda MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE

March 30, 2010

Contact:

Investors - (301) 951-5917

AMERICAN CAPITAL ANNOUNCES EXTENSION OF LOCK UP AGREEMENT

Bethesda, MD – March 30, 2010 - American Capital Ltd. (Nasdaq: ACAS) (the “Company”) announced today that the lenders under the Company’s revolving credit agreement agreed last Friday to extend the termination event date under a Lock Up Agreement involving the credit agreement to May 31, 2010.

As previously announced, the Company and each of the lenders under the credit agreement entered into the Lock Up Agreement, which, among other things, provides that the parties will support an out-of-court restructuring of the loans outstanding under the credit agreement and of the Company’s private and public unsecured notes. The parties may terminate the Lock Up Agreement if certain events do not occur by the termination event date. By agreement between the Company and the administrative agent under the credit agreement, the termination event date may be extended to June 30, 2010. Additional information on the Lock Up Agreement can be found in certain of the Company’s recent reports on Form 8-K and Form 10-K filed with the Securities and Exchange Commission.

“Our focus continues to be on restructuring our unsecured debt facilities to position American Capital for the future,” said Malon Wilkus, Chairman and Chief Executive Officer. “We expect to be able to launch our debt restructuring in the next several weeks.”

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $13 billion1 in capital resources under management and eight offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

[1]	As of December 31, 2009.

Boston — Chicago — Dallas — Hong Kong — London —

New York — Paris — Washington, D.C.

American Capital

March 30, 2010

This press release does not constitute an offer, or a solicitation of an offer, to buy or sell any securities in any jurisdiction.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Boston — Chicago — Dallas — Hong Kong — London —

New York — Paris — Washington, D.C.